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                                                                    EXHIBIT 23.1


                        INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
Waddell & Reed Financial, Inc.:


We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 333-47567 and No. 333-69897) of Waddell & Reed Financial, Inc. of our audit report, dated May 4, 2001, relating to the statements of net assets available for benefits of Waddell & Reed Financial, Inc. 401(k) & Thrift Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule, which report is included herein.

                              /s/ KPMG LLP

Kansas City, Missouri
June 27, 2001